Exhibit 99.1

CONTACTS:

Joel Bennett	Anne-Marie Feliciano

JAKKS Pacific, Inc.	JAKKS Pacific, Inc.

(310) 455-6210	(310) 455-6245

JAKKS Pacific® Reports

First Quarter Results for 2013

Company Affirms 2013 Guidance

Company Declares Cash Dividend for Second Quarter 2013

MALIBU, Calif. – April 25, 2013 – JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s first quarter ended March 31, 2013.

Net sales for the first quarter of 2013 increased 6.4% to $78.1 million up from sales of $73.4 million reported in the comparable period in 2012. The reported net loss for the first quarter was $27.6 million, or $1.26 per diluted share, which included the final $0.75 million, or $0.03 per diluted share, in financial advisory fees related to the 2011 unsolicited indication of interest and reflects the non-recognition of a previously forecasted first quarter tax benefit of $5.3 million, or $0.24 per diluted share. This compares to a net loss of $16.0 million, or $0.62 per diluted share, reported in the comparable period in 2012, which includes $1.4 million, or $0.03 per diluted share, of legal and financial advisory fees and expenses related to the unsolicited indication of interest.

Stephen Berman, President and CEO, JAKKS Pacific, Inc. stated, “Our first quarter represents approximately 10% of our projected sales for the 2013 calendar year and we believe we are on track to achieve our previously announced sales and earnings forecast for the year.  During the first quarter, sales of our broad array of core product lines got off to a good start and we are optimistic that they will continue to perform as projected.  Top contributors were centered on our evergreen, core brands including our JAKKS-owned Fly Wheels, Disney Princess dolls and dress-up, Fisher-Price ride-ons, outdoor and indoor preschool furniture, and outdoor activity items from our Maui division. While our costs were somewhat higher, including the deferral of the $5.3 million tax benefit, which is expected to be recognized in the third quarter based on our forecast, we believe that operating efficiencies and continued cost reductions for the balance of the year will also deliver the projected earnings. ”

“Looking ahead to the balance of the year, we are very excited about the launch this Fall of our first DreamPlay products using the proprietary iD technology of NantWorks, our joint venture partner.  The technology will first appear on select Disney licensed items and next year will be expanded to other proprietary and licensed products.  Our commitment to DreamPlay remains strong as we believe it addresses the ever-changing play patterns of children.  It provides a unique play experience, which combines the play patterns of traditional toys with enhanced experiences offered through our iD technology and first rate augmented reality animation.  Our goal is to meld the unique experiences offered through smart phone and tablet devices, which children are increasingly turning to, with the fun of traditional toys.”

“Our Fall lines are proceeding on plan and we expect a broad array of products to have wide placement at retail, including in the preschool, seasonal and Halloween segments. We are looking forward to the launch of toys related to several highly anticipated movie properties, including our DreamPlay recognition technology enhanced Little Mermaid products based on the upcoming Diamond Edition DVD release.”

2013 Guidance & Dividend

For 2013, the Company continues to anticipate an increase in net sales of 4.0% to 5.0% to approximately $694 million to $700 million, with diluted earnings per share in the range of approximately $0.63 to $0.68, excluding financial advisory fees related to the 2011 indication of interest.

The JAKKS Board of Directors has declared a regular quarterly cash dividend of $0.07 per common share payable on July 1, 2013 to shareholders of record at the close of business on June 14, 2013 reflecting a current annual yield of 2.7%.

As of March 31, 2013, the Company’s working capital was $158.3 million, including cash and equivalents and marketable securities of $165.6 million, compared to working capital of $354.7 million including cash and equivalents and marketable securities of $254.8 million as of March 31, 2012. The year-over-year decreases in working capital and cash and equivalents and marketable securities are primarily due to the Company’s $80.0 million stock repurchase and acquisition of Maui in July 2012 and our investments in the DreamPlay Toys LLC joint venture and DreamPlay LLC in September 2012.

Credit Facility

The Company terminated and fully paid down its credit facility with Wells Fargo Bank, N.A. on April 2, 2013 that was originally set to expire on April 30, 2013, and is in the process of obtaining a replacement credit facility that is expected to close during May 2013.

Conference Call

JAKKS Pacific will webcast its first quarter earnings conference call today, April 25, 2013, at 9:00 a.m. ET  (6:00 a.m. PT).  To listen to the live webcast, go to www.jakks.com/investors, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software.  A telephonic playback will be available from 11:30 a.m. ET on April 25 through May 25, 2013.  The playback can be accessed by calling 1 (888) 843-7419, or 1 (630) 652-3042 for international callers, pass code “34619439”.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses.  JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!®, Tollytots®, Disguise®, Moose Mountain® and Maui ®. JAKKS is also the creator of the underlying Monsuno® property and toy line. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco® and Cabbage Patch Kids®. DreamPlay Toys LLC is a joint venture between JAKKS Pacific, Inc. and NantWorks LLC to develop, market and sell toys and consumer products incorporating NantWorks’ proprietary iD image recognition technology. www.jakks.com

About DreamPlay Toys LLC

JAKKS Pacific, Inc. and NantWorks LLC formed a joint venture company, “DreamPlay Toys LLC” to develop, market and sell toys and consumer products incorporating NantWorks’ proprietary iD image recognition technology.  This novel technology enables the consumer to instantly link a physical toy to interactive content, including video, animation and games using a smart phone or tablet device to instantly bringing the toy to life. JAKKS Pacific plans to introduce a broad product line, which will combine this revolutionary technology with exciting new content, including augmented reality, leaving consumers with a memorable and entertaining experience. JAKKS Pacific and NantWorks have also formed DreamPlay LLC, which will extend image recognition technology to non-toy consumer products and applications.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. Continued payment of the quarterly cash dividend will depend on many factors, including, but not limited to, JAKKS' earnings, financial condition, business development needs, and is at the discretion of the Board of Directors. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2013 JAKKS Pacific, Inc. All rights reserved.